EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-204212 and 333-200150) pertaining to the 2011 Employee, Director and Consultant Equity Incentive Plan and 2003 Omnibus Stock Plan of GI Dynamics, Inc. and Subsidiaries of our report dated March 12, 2019, with respect to the consolidated financial statements of GI Dynamics, Inc. and Subsidiaries, as of and for the years ended December 31, 2018 and 2017, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

March 12, 2019